SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2008

Eagle Bancorp, Inc.

 (Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7815 Woodmont Avenue, Bethesda, Maryland  20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  301.986.1800

                Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03               Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year

                On July 23 2008, Eagle Bancorp, Inc. (the “Company”) amended its bylaws to expressly permit internet and telephonic voting of proxies, or proxy voting by any means authorized by Maryland law./  The amendment restates Article II, Section 8 of the bylaws to read in its entirety as follows:

“SECTION 8.  Proxies.  At all meetings of shareholders, a shareholder may vote by proxy executed or transmitted in any manner permitted by the general corporation laws of the State of Maryland, including but not limited to internet or telephonic voting through a proxy solicitation firm or proxy support service organization authorized or engaged by the Company.  All proxies, or evidence or reports thereof, shall be filed with the Secretary of the meeting before being voted.  Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the Board of Directors.  No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.”

Item 8.01 Other Events

                On July 25, 2008, the issued the press release attached as Exhibit 99 hereto regarding actions taken by the Board of Directors at a meeting on July 23, 2008.  At that meeting, the Board of Directors determined to discontinue payment of cash dividends on the common stock, to pay a 10% stock dividend with a record date to be determined after the consummation of the Company’s pending transaction with Fidelity &Trust Financial Corporation and to authorize the preparation of a registration statement for an offering of up to $30 million of noncumulative convertible preferred stock, with terms to be determined at a late date.

Item 9.01  Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired.  Not applicable.

(b)  Pro Forma Financial Information.  Not applicable.

(c)  Shell Company Transactions.  Not applicable.

(d)  Exhibits.

3              Bylaws of Eagle Bancorp, Inc., as amended

99            Press release dated July 25, 2008

Signatures

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

	By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive
Officer
Dated: July 25, 2008